SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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BEA Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BEA SYSTEMS, INC.

Notice of Annual Meeting of Stockholders

To Be Held June 11, 2004

To the Stockholders of BEA Systems, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting (“Annual Meeting”) of stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) will be held at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California, at 9:00 a.m., Pacific Daylight Time, on June 11, 2004, for the following purposes:

1.    ELECTION OF DIRECTORS.    To elect two Class I directors to hold office until the 2007 annual meeting of stockholders or until their successors are elected and qualified.

2.    RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending January 31, 2005.

3.    OTHER BUSINESS.    To transact such other business as may properly come before the Annual Meeting of stockholders and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached hereto and made a part hereof.

The Board of Directors has fixed the close of business on April 30, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the 2004 Annual Meeting of stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

Alfred S. Chuang

Chairman of the Board, President

and Chief Executive Officer

San Jose, California

May 7, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

BEA SYSTEMS, INC.

2315 North First Street

San Jose, California 95131

PROXY STATEMENT

General Information

This proxy statement (“Proxy Statement”) is furnished to the stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2004 annual meeting of stockholders (the “Annual Meeting”) of the Company to be held on June 11, 2004, at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Robert F. Donohue, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about May 7, 2004. The costs of this solicitation are being borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $7,500, plus any customary out-of-pocket expenses and service fees. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

The close of business on April 30, 2004 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 410,647,101 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, the two candidates receiving a plurality of the votes of shares of Common Stock are elected, provided a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal No. 2, provided a quorum is present.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, amendments to stock option plans. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Any stockholder may change their vote prior to the Annual Meeting by (i) revoking their proxy, (ii) submitting a proxy bearing a later date, (iii) submitting new voting instructions via the Internet, (iv) calling the specifically designated telephone number, or (v) attending the Annual Meeting and voting in person.

An automated system administered by ADP-Investor Communication Services (“ADP”) will tabulate votes cast by proxy and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

Stockholders who elected to receive the Proxy Statement and the annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about May 7, 2004 with information on how to access the relevant Company information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 10, 2004.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the ADP online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in ADP’s program, the proxy card will provide instructions. If the proxy card does not reference Internet information, please complete and return the enclosed proxy card in the self-addressed, postage paid envelope provided.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com.

By choosing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (888) 232-0102 or writes the Company at 2315 North First Street, San Jose, CA 95131 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at eight. The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

In August 2003, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, appointed George Reyes as a director. In conjunction with Mr. Reyes’ appointment, the authorized number of directors was set at nine.

Effective April 2004, Robert L. Joss resigned as a member of the Board and will not seek election. Upon Mr. Joss’ resignation, the Board set the authorized number of directors at eight and set the number of Class I directors at two.

The Board is currently composed of two Class I directors (Dean O. Morton and George Reyes), three Class II directors (Carol A. Bartz, Alfred S. Chuang and Stewart K.P. Gross), and three Class III directors (William T. Coleman III, L. Dale Crandall and William H. Janeway), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2004, 2005 and 2006, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

The Nominating and Governance Committee of the Board has recommended, and the Board has nominated George Reyes and Dean O. Morton as Class I directors, each to serve a three year term until the 2007 annual meeting of stockholders or until the director’s earlier resignation or removal. Each of the Class I nominees are currently directors of the Company, and each of the nominees has consented, if elected as a Class I director of the Company, to serve until his term expires. The Board has no reason to believe that either of the nominees will not serve if elected, but if either of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

The two nominees for Class I directors receiving a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote shall be elected as directors, provided a quorum is present. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum.

Certain information about Dean O. Morton and George Reyes, the Class I director nominees, is furnished below.

Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid Corporation, Pharsight Corporation and KT Venture Group. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard University.

Mr. Reyes became a director of the Company in August 2003. From August 2002 to the present, Mr. Reyes has served as the Chief Financial Officer of Google, an Internet search engine company. From February 2002 to June 2002, Mr. Reyes was the interim Chief Financial Officer for ONI Systems, where he assisted in the sale of the optical networking company. From 1994 to 2001, Mr. Reyes held a variety of positions at Sun Microsystems where he served most recently as Vice President and Treasurer. Mr. Reyes is a director of Chordiant Software and Symantec Corporation. Mr. Reyes holds an M.B.A. from Santa Clara University and a B.S. from University of South Florida.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES NAMED ABOVE

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the fiscal year ended January 31, 2004, the Board met seven times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the fiscal year ended January 31, 2004, each director attended more than 75% of all the meetings of the Board and its committees on which he or she served. The Company encourages, but does not require, its Board members to attend the Annual Meeting. Two of the Company’s directors attended the 2003 annual meeting of stockholders. The Board has determined that a majority of the Board members, Robert L. Joss, Dean O. Morton, Carol A. Bartz, Stewart K.P. Gross, L. Dale Crandall, William H. Janeway and George Reyes are “independent” as that term is defined in Rule 4200 of the listing standards of the Marketplace Rules of the NASDAQ Stock Market, Inc.

The Audit Committee, which held four meetings during the fiscal year ended January 31, 2004, consisted of Messrs. Gross, Morton, Crandall and Joss, until his resignation in April 2004. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent auditors to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board has further determined that L. Dale Crandall is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

A copy of the Audit Committee charter, which was amended to reflect relevant provisions of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards, was attached as Appendix A to the Company’s 2003 proxy statement.

The Compensation Committee, which held five meetings during the fiscal year ended January 31, 2004, consisted of Ms. Bartz, Mr. Janeway and Mr. Reyes, upon his appointment. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board. All members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASDAQ listing standards.

The Nominating and Governance Committee, which held four meetings during the fiscal year ended January 31, 2004, consisted of Ms. Bartz, and Messrs. Crandall, Gross, Janeway, Morton, Reyes, upon his appointment, and Joss, until his resignation. The Nominating and Governance Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating and Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, the Nominating and Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company at 2315 North First Street, San Jose, California 95131 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to ensure there is sufficient time for meaningful consideration by the Nominating and Governance Committee. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director where the nominee is recommended by a stockholder. The Nominating and Governance Committee has retained a third-party executive search firm to identify candidates upon request of the Board from time to time.

The Nominating and Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter of the Nominating and Governance Committee is attached to this Proxy Statement as Appendix A.

In reviewing potential candidates for the Board, the Nominating and Governance Committee considers the individual’s experience in the computer software industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating and Governance Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company. All members of the Nominating and Governance Committee are independent directors within the meaning of Rule 4200 of the NASDAQ listing standards.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Alfred S. Chuang, Chairman of the Board, c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.

Compensation of Directors

In March 2003, the Company revised its compensation policy for individuals serving as non-employee directors of the Company. Effective February 1, 2003, upon appointment to the Board of Directors, each non-employee director will receive a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock which will vest 25% in the first year, then monthly for the remaining three years from the date of grant. On the date of each first quarter meeting of the Board of Directors, each incumbent non-employee director will automatically be granted a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock, which will become fully vested twelve months from the date of grant. Individuals serving as a committee chair will receive, in addition, a non-qualified stock option grant for the purchase of 10,000 shares of the Company’s Common Stock which will become fully vested twelve months from the date of grant. All of the above non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Annually, at the beginning of the Company’s fiscal year, each incumbent non-employee director will receive a cash retainer of $30,000 and individuals serving as a committee chair will receive an additional cash retainer of $5,000. Non-employee Board members may elect, in lieu of the cash retainer, to receive an equivalent amount in shares of the Company’s Common Stock based upon the fair market value of the Company’s Common Stock. Incumbent non-employee directors will also receive annually, at the beginning of the Company’s fiscal year, a stock retainer payable in shares of the Company’s Common Stock equivalent in value to $30,000.

On February 2, 2004, Ms. Bartz, Messrs. Crandall, Gross, Janeway, Joss, Morton and Reyes were issued a stock retainer of 2,382 shares of the Company’s Common Stock at a fair market value of $12.59 per share. Also on February 2, 2004, Messrs. Crandall, Janeway, Morton and Reyes received a cash retainer of $30,000. Messrs. Janeway and Morton, each as serving as a committee chair, received an additional $5,000 cash retainer. In lieu of these cash retainers, Ms. Bartz, Messrs. Gross and Joss elected to receive an equivalent amount in shares of the Company’s Common Stock and accordingly, on February 2, 2004, Ms. Bartz was issued 2,779 shares at a fair market value of $12.59 per share, and Messrs. Gross and Joss were issued 2,382 shares at a fair market value of $12.59 per share.

On March 17, 2004, Ms. Bartz, Messrs. Crandall, Gross, Janeway, Joss, Morton and Reyes received non-qualified stock option grants for the purchase of 50,000 shares each of the Company’s Common Stock at an exercise price of $12.30 per share. As committee chairs, Ms. Bartz, Messrs. Janeway and Morton each received additional non-qualified stock option grants to purchase 10,000 shares each of the Company’s Common Stock at an exercise price of $12.30 per share.

Following his appointment to the Board of Directors, Mr. Reyes received on August 6, 2003 a non-qualified stock option grant to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $13.11 per share.

Mr. Coleman was paid $230,070 in consulting fees from September 2003 through January 2004 following his termination as an employee of the Company.

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal 2004 were independent directors, and none of them were employees or former employees of the Company. During fiscal 2004, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to the executive officers (“Executive Officers”) and members of the Board of Directors of the Company as of March 31, 2004.

Name	Age	Position
Alfred S. Chuang	42	Chairman of the Board, President, and Chief Executive Officer

Thomas M. Ashburn	60	Executive Vice President, Worldwide Services

Olivier Helleboid	49	Executive Vice President, Corporate Planning and Development

Charles L. Ill III	50	Executive Vice President, Worldwide Sales

William M. Klein	47	Executive Vice President and Chief Financial Officer

Tod Nielsen	39	Executive Vice President and Chief Marketing Officer

Carol A. Bartz (2) (3)	55	Director

William T. Coleman III (4)	56	Director

L. Dale Crandall (1) (3)	62	Director

Stewart K.P. Gross (1) (3)	44	Director

William H. Janeway (2) (3)	60	Director

Robert L. Joss (1) (3) (5)	62	Director

Dean O. Morton (1) (3)	72	Director

George Reyes (2) (3)	49	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

(4)	Mr. Coleman resigned as Chief Customer Advocate in September 2003, but remains a director and consultant of the Company.

(5)	Mr. Joss resigned as a director in April 2004.

Mr. Chuang is a founder of the Company and serves as President, Chief Executive Officer and since August 2002, Chairman of the Board. Prior to his current role, Mr. Chuang held various executive positions, including Chief Operating Officer, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc. (“Sun”), including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Middleware Group. Mr. Chuang also serves as a director of Tealeaf Technology and is a trustee for University of San Francisco. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from University of California, Davis.

Mr. Ashburn has served as Executive Vice President, Worldwide Services for the Company since February 2002. Prior to his current position, Mr. Ashburn served, since August 2001, as an advisor to the Company for Worldwide Services. Prior to joining the Company, Mr. Ashburn had over 34 years of experience from 1967 to 2001 in various management positions at Hewlett-Packard Corporation (“Hewlett-Packard”), including most recently as Vice President and General Manager, Hewlett-Packard Services. Mr. Ashburn holds a B.S. from California State University, Long Beach.

Mr. Helleboid has served as Executive Vice President, Corporate Planning and Development since February 2004 and previously served as Executive Vice President, Products Organization of the Company. From December 1999 to August 2002, Mr. Helleboid was President and Chief Executive Officer of Rainfinity, a software solutions company. Prior to Rainfinity, Mr. Helleboid spent 17 years with Hewlett-Packard in various lines of business and management positions, including Vice President and General Manager of Hewlett-Packard’s Openview Software Business Unit and General Manager of Hewlett-Packard’s Commercial Systems division. Mr. Helleboid holds a degree in engineering from the Ecole Nationale Superieure des Telecommunications in Paris, France and an M.S. from the Sloan School of Management at MIT.

Mr. Ill joined the Company as Executive Vice President, Worldwide Sales in January 2003. Prior to joining the Company, Mr. Ill was employed by International Business Machines Corporation (“IBM”) from 1978 to January 2003 where he held various sales and marketing positions, most recently as Vice President, Worldwide Software Geographic Sales, Marketing and Technical team. Mr. Ill also held a number of positions focused on developing IBM’s software business in Asia Pacific and throughout North and South America. Mr. Ill previously held the following positions at IBM: Vice President, Software Americas; Vice President, Worldwide Software Marketing; Vice President, Europe, Middle East and Africa Software Sales and Marketing; General Manager, Asia Pacific Software Marketing and Channels; and Director of Asia Pacific Software Operations. Mr. Ill holds a B.S. and an M.B.A. from Lehigh University.

Mr. Klein has served as Executive Vice President and Chief Financial Officer of the Company since January 2000. Prior to joining the Company, Mr. Klein held senior management positions with Hewlett-Packard from 1986 to 2000, most recently as Vice President and Chief Financial Officer of the Inkjet Imaging business. Prior to Hewlett-Packard, Mr. Klein was a Senior Manager with PricewaterhouseCoopers, LLP. Mr. Klein holds a B.S. from California State University, Chico and is a Certified Public Accountant.

Mr. Nielsen has served as Executive Vice President and Chief Marketing Officer since November 2001. Since March 2004, Mr. Nielsen has also served as acting Executive Vice President, Products Organization. Mr. Nielsen joined the Company in August 2001 as Senior Vice President, Developer Programs in connection with the Company’s acquisition of CrossGain Corporation (“CrossGain”), a software development company. From July 2000 to July 2001, Mr. Nielsen was employed by CrossGain where he served as Chief Executive Officer. From 1988 to July 2000, Mr. Nielsen was employed by Microsoft Corporation, where he held various management positions, including his most recent positions as Vice President, Platform Group and Vice President, Developer Relations. Mr. Nielsen holds a B.S. from Central Washington University.

Ms. Bartz has served as a director of the Company since November 1995. From April 1992 to the present, Ms. Bartz has served as the Chairman and Chief Executive Officer of Autodesk, Inc., a supplier of computer design tools. From 1983 to April 1992, Ms. Bartz served in various positions with Sun, the most recent as Vice President of Worldwide Field Operations. Ms. Bartz is the Chairman of the Board of Autodesk, Inc., and is a director of Cisco Systems, Inc. and Network Appliance, Inc. Ms. Bartz holds a B.S. from the University of Wisconsin at Madison.

Mr. Coleman is a founder and has served as a director of the Company since 1995. Since September 2003, he has been a consultant to the Company, and he currently is Chairman and Chief Executive Officer of Cassatt Corporation, which he founded. Mr. Coleman also served as the Company’s Chief Customer Advocate from August 2002 to September 2003. Mr. Coleman also served as Chairman of the Board of Directors from the Company’s inception in 1995 until August 2002 and was Chief Strategy Officer from October 2001 to August 2002. From 1995 to October 2001, Mr. Coleman served as Chief Executive Officer of the Company. Prior to founding the Company, Mr. Coleman was employed by Sun from 1985 to January 1995, where his last position was Vice President and General Manager of its Sun Integration Division. Mr. Coleman also serves as a director of Cassatt Corporation, Symantec Corporation, and Silicon Valley Manufacturing Group. Mr. Coleman holds a B.S. from the Air Force Academy and an M.S. from Stanford University.

Mr. Crandall became a director of the Company in March 2003. Mr. Crandall served in various management positions with Kaiser Health Plan and Hospitals including President and Chief Operating Officer from 2000 to 2002 and Senior Vice President and Chief Financial Officer from 1998 to 2000. He was a member of Kaiser’s Board of Directors from 1998 until his retirement in 2002. Mr. Crandall was employed by APL Limited, a global ocean transportation company, from 1995 to 1998 where he held the positions of Executive Vice President, Chief Financial Officer and Treasurer. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Coventry Health Care, Inc., Union BanCal Corporation and is a trustee for Dodge & Cox Funds. Mr. Crandall holds a B.A from Claremont McKenna College and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

Mr. Gross has served as a director of the Company since September 1995. Mr. Gross is a Managing Director of Warburg Pincus and has been employed by Warburg Pincus since 1987. Prior to joining Warburg Pincus, Mr. Gross was employed at Morgan Stanley & Co. Mr. Gross is a director of SkillSoft Corporation and several privately held companies. Mr. Gross holds a B.A. from Harvard University and an M.B.A. from Columbia University.

Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Indus International, Inc., Manugistics Group, Inc., ScanSoft Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Mr. Joss served as a director of the Company from February 2000 until his resignation in April 2004. Since September 1999, Mr. Joss has been Philip H. Knight professor and Dean of the Graduate School of Business at Stanford University. From 1993 to 1999, Mr. Joss served as Chief Executive Officer and Managing Director of Westpac Banking Corporation, one of Australia’s largest banking organizations. From 1986 to 1993, Mr. Joss held a variety of positions at Wells Fargo Bank, N.A., a provider of financial services, including Vice Chairman. Mr. Joss is a director of Agilent Technologies, E.piphany, Inc. and Wells Fargo & Company. Mr. Joss holds a B.A. from the University of Washington, an M.B.A. and a Ph.D. from the Stanford University Graduate School of Business.

Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid Corporation, KT Venture Group, Pharsight Corporation, and Vapore, Inc. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard University.

Mr. Reyes became a director of the Company in August 2003. From August 2002 to the present, Mr. Reyes has served as the Chief Financial Officer of Google, an Internet search engine company. From February 2002 to June 2002, Mr. Reyes was the interim Chief Financial Officer for ONI Systems, where he assisted in the sale of the optical networking company. From 1994 to 2001, Mr. Reyes held a variety of positions at Sun where he served most recently as Vice President and Treasurer. Mr. Reyes is a director of Chordiant Software and Symantec Corporation. Mr. Reyes holds an M.B.A. from Santa Clara University and a B.S. from University of South Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2004, for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers as defined in the Summary Compensation Table below, and (iv) all directors and Executive Officers as a group.

	Shares Beneficially Owned (1)
Directors, Executive Officers and 5% Stockholders	Number	Percent (2)
FMR Corp. (3)	60,633,650	14.86%
William H. Janeway (4)	26,141,350	6.37%
Stewart K.P. Gross (4)	25,315,584	6.17%
Warburg Pincus Ventures, L.P. (5)	24,789,578	5.90%
Alfred S. Chuang (6)	8,156,925	1.97%
William T. Coleman III (7)	6,212,912	1.51%
William M. Klein (8)	1,246,907	*
Dean O. Morton (9)	1,229,064	*
Carol A. Bartz (10)	893,167	*
Thomas M. Ashburn (11)	539,648	*
Olivier Helleboid (12)	393,748	*
Robert L. Joss (13)	302,438	*
Charles L. Ill III (14)	301,651	*
L. Dale Crandall (15)	31,548	*
George Reyes	—	*
All Executive Officers and directors as a group (13 persons) (16)	45,765,296	10.89%

*	Less than 1 percent of the outstanding voting Common Stock

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 410,186,490 shares of voting Common Stock outstanding as of March 31, 2004.

(3)	Based on a Schedule 13G/A filed with the SEC on February 17, 2004, FMR Corp. has sole dispositive power with respect to 60,633,650 shares of the Company’s Common Stock and sole voting power with respect to 1,889,749 shares of the Company’s Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)	Included in the shares indicated as owned by Mr. Janeway and Mr. Gross are 24,789,578 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of Mr. Janeway’s and Mr. Gross’ affiliation with WPV and WP. Mr. Janeway and Mr. Gross each disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Shares indicated as owned by Mr. Janeway and Mr. Gross both include 100,000 shares subject to options exercisable within 60 days of March 31, 2004, respectively.

(5)

The sole general partner of Warburg Pincus Ventures, L.P. (“WPV”) is Warburg Pincus & Co., a New York general partnership (“WP”). WPV is managed by Warburg Pincus. William H. Janeway, partner of Warburg Pincus and Vice Chairman and member of WP, and Stewart K.P. Gross, Managing Director of

WP, are both directors of the Company. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017. Also includes 1,250,000 shares subject to an option previously granted by the Coleman Family Trust to WPV which is exercisable within 60 days of March 31, 2004.

(6)	Includes 280,000 shares held by relatives and 238,588 shares held by the Courtney Z. Chuang Trust of which Mr. Chuang is the trustee. Also includes 4,383,266 shares subject to options exercisable within 60 days of March 31, 2004. The address for the Courtney Z. Chuang Trust is c/o Alfred S. Chuang, BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131.

(7)	Includes 1,915,682 shares subject to options exercisable within 60 days of March 31, 2004. Also includes 1,250,000 shares previously granted by the Coleman Family Trust to WPV which is exercisable within 60 days of March 31, 2004.

(8)	Includes 1,244,537 shares subject to options exercisable within 60 days of March 31, 2004.

(9)	Includes 635,000 shares subject to options exercisable within 60 days of March 31, 2004.

(10)	Includes 365,000 shares subject to options exercisable within 60 days of March 31, 2004. Also includes 16,400 shares held by Ms. Bartz’s spouse, Bill Marr.

(11)	Includes 539,648 shares subject to options exercisable within 60 days of March 31, 2004.

(12)	Includes 393,748 shares subject to options exercisable within 60 days of March 31, 2004.

(13)	Includes 295,000 shares subject to options exercisable within 60 days of March 31, 2004.

(14)	Includes 199,999 shares subject to options exercisable within 60 days of March 31, 2004.

(15)	Includes 29,166 shares subject to options exercisable within 60 days of March 31, 2004.

(16)	Includes 10,201,046 shares subject to options exercisable within 60 days of March 31, 2004. Includes 24,789,578 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of the affiliation of Mr. Janeway and Mr. Gross with WPV and WP. Mr. Janeway and Mr. Gross each disclaim beneficial ownership of such shares.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the Company’s inception in 1995 and has been appointed by the Board to continue as the Company’s independent auditors for the Company’s fiscal year ending January 31, 2005. Although the Company is not required to seek stockholder approval of its selection of independent auditors, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of independent auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountants Fees and Services—Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended January 31, 2004 and January 31, 2003 and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$1,812,000	$1,571,000
Audit-Related Fees (2)	36,000	18,000
Tax Fees (3)	1,123,000	1,142,000
All Other Fees (4)	4,626,000	3,447,000

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, accounting consultations and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees for fiscal 2004 consisted of accounting consultations related to acquisitions. Audit-related fees for fiscal 2003 consisted of accounting consultations related to the audit of the Company’s 401(k) deferred compensation plan.

(3)	Tax Fees consist of fees for professional services rendered for tax compliance, tax advisor tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees primarily include services rendered in connection with the Company’s revenue contract compliance audit program; as well as services for expatriate human resource assistance.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2005, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

During the year ended January 31, 2004, the Audit Committee pre-approved all audit and non-audit fees of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

RATIFICATION AND APPROVAL OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JANUARY 31, 2005

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of (i) each person who served as the Company’s Chief Executive Officer of the Company during the fiscal year ended January 31, 2004, (ii) the four other most highly compensated Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended January 31, 2004, and (iii) up to two former executive officers of the Company who would have been one of the Company’s four most highly compensated officers had such officer been serving as such at the end of the Company’s fiscal year ending January 31, 2004 (collectively, the “Named Executive Officers”):

	Annual Compensation			Long-Term Compensation
Name	Fiscal Year (1)	Salary ($)	Bonus and Commission ($) (2)	Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Alfred S. Chuang Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	650,000 525,000 412,500	177,175 465,300 764,109	— — —		600,000 2,500,000 1,750,000	— — —

William T. Coleman III (3) Director	2004 2003 2002	519,576 512,500 437,500	120,283 432,215 246,890	— — —		— 100,000 1,300,000	— — —

Charles L. Ill III (4) Executive Vice President, Worldwide Sales	2004 2003	480,000 34,462	280,622 326,667	1,280,000 1,202,000	(5) (7)	100,000 900,000	96,719 71,991	(6) (8)

William M. Klein Executive Vice President and Chief Financial Officer	2004 2003 2002	412,000 400,000 387,500	79,044 267,920 139,913	— — —		300,000 1,300,000 550,000	— — —

Olivier Helleboid (9) Executive Vice President, Corporate Planning and Development	2004 2003	343,750 140,417	66,049 108,500 —	— — —		250,000 800,000	— — —

Thomas M. Ashburn Executive Vice President, Worldwide Services	2004 2003 2002	318,750 300,000 44,744	150,743 167,544 —	— — —		250,000 950,000 340,000	— — —

(1)	Compensation reported for fiscal years ending January 31, 2002, January 31, 2003, and January 31, 2004.

(2)	Includes bonus amounts earned in the fiscal year.

(3)	Mr. Coleman’s employment with the Company terminated in September 2003. Mr. Coleman remains a director and consultant of the Company. The amount listed in the table as salary includes $230,070 paid to Mr. Coleman as consulting fees following the termination of his employment with the Company.

(4)	Mr. Ill became an employee of the Company in January 2003.

(5)	Represents a total of 100,000 shares sold to Mr. Ill pursuant to a restricted stock purchase agreement on August 25, 2003. These shares are subject to a right of repurchase by the Company. This right of repurchase expires as to 25% of these shares on the first anniversary of the date of issuance and as to 1/48 of the shares each month thereafter. The dollar value of the shares was based upon a market price of $12.81 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ National Market on August 25, 2003, less the exercise price of $0.01 paid per share.

(6)	Mr. Ill’s other compensation includes payment of relocation expenses of $82,573, personal travel expenses of $9,346, and an automobile allowance of $4,800.

(7)	Represents a total of 100,000 shares sold to Mr. Ill pursuant to a restricted stock purchase agreement on January 6, 2003. These shares are subject to a right of repurchase by the Company which lapsed on January 6, 2004. The dollar value of the shares was based upon a market price of $12.03 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on December 30, 2002, less the exercise price of $0.01 paid per share.

(8)	Mr. Ill’s other compensation includes payment of relocation expenses of $56,591, legal fees in the amount of $15,000 for review of employment documents, and an automobile allowance in the amount of $400.

(9)	Mr. Helleboid became an employee of the Company in August 2002.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The Company entered into an employment agreement with Alfred S. Chuang dated September 1, 1999, which was amended November 2, 2001 (the “Chuang Agreement”). The Chuang Agreement provides that Mr. Chuang shall receive an annual salary commencing in 2001 of $500,000, which amount is reviewed annually. For the fiscal year ended January 31, 2004, the base salary for Mr. Chuang was $650,000. Mr. Chuang is also entitled to participate in any applicable bonus, retirement, insurance, savings or other employee benefit plans adopted by the Company.

The Chuang Agreement continues until the earlier of (1) October 1, 2005 or (2) termination of employment by (i) the Board of Directors for cause (as defined in the Chuang Agreement) at any time upon 10 days’ written notice, or without cause (as defined in the Chuang Agreement) upon 10 days’ written notice, (ii) death, (iii) Mr. Chuang for specified good reason following a change in control (as defined in the Chuang Agreement) of the Company or a similar corporate transaction, (iv) Mr. Chuang at will upon two weeks’ notice, or (v) disability. Upon termination of employment without cause (as defined in the Chuang Agreement) by the Company, or for specified good reason by Mr. Chuang following a change in control of the Company or a similar corporate transaction, the Company will hire Mr. Chuang as a consultant until the end of the specified period of employment. During the period of such consultancy, Mr. Chuang is required to be available a maximum of 40 hours per week in return for which he will be entitled to receive a monthly salary, bonus, benefits and vesting of options as if he were still an employee under the Chuang Agreement. Upon termination of employment for cause (as defined in the Chuang Agreement) by the Company, or at will by Mr. Chuang, the Company can require Mr. Chuang to provide consulting services for a maximum of 40 hours per week until the end of the specified period of employment, during which period Mr. Chuang will be paid his monthly salary on a prorated basis. Upon termination by death or disability, Mr. Chuang, or his estate, will, under certain circumstances, receive his salary and certain other benefits until the end of the specified period of employment.

The Company and Alfred S. Chuang have entered into an agreement dated October 1, 2002 and amended and restated November 1, 2003 providing for the continuation of Mr. Chuang’s employment for one year after a change of control of the Company (the “COC Agreement”). In the event of a change of control of the Company (as defined in the COC Agreement), should Mr. Chuang’s employment with the Company be involuntarily terminated or his position changed within the year after such event, Mr. Chuang will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of his unvested stock options and to exercise all stock options for the full remaining portion of their term. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award, held by Mr. Chuang, then all such options and awards that are unvested shall vest in full. In the event Mr. Chuang’s employment is terminated by the Company for cause (as defined in the COC Agreement), he shall be entitled to a lump sum cash payment calculated in accordance with the terms of the COC Agreement. The COC Agreement and the Chuang Agreement are effective independently.

The Company and William T. Coleman III entered into an employment agreement dated November 2, 2001 (the “Coleman Agreement”). The Coleman Agreement provides that Mr. Coleman receive an annual salary commencing in 2001 of $500,000, which amount is reviewed annually. The Coleman Agreement also provides for Mr. Coleman to receive a minimum quarterly bonus of approximately $9,100. For the fiscal year ended January 31, 2004, the earned base salary for Mr. Coleman was $289,506. Mr. Coleman terminated his employment with the Company in September 2003. Mr. Coleman was paid $230,070 in consulting fees from September 2003 through January 2004 following his termination as an employee.

The Company and Thomas M. Ashburn, Olivier Helleboid, Charles L. Ill III, and William M. Klein (individually, the “Executive Officer”) have each entered into an employment continuation agreement dated August 12, 2002, August 26, 2002, January 6, 2003, August 12, 2002 and August 12, 2002, respectively (the “Continuation Agreements”) which agreements were amended and restated on November 1, 2003. The Continuation Agreements provide for the continuation of the Executive Officer’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Continuation Agreements) of the Company, should the Executive Officer’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, the Executive Officer will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award, held by the respective Executive Officer, then all such options and awards that are unvested shall vest in full. In the event the Executive Officer’s employment is terminated by the Company for cause (as defined in the Continuation Agreement), the terminated Executive Officer shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Continuation Agreement.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended January 31, 2004. In addition, as required SEC rules, the table sets forth the potential realizable value over the term of the option (the period from the date of grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on rates of appreciation specified by the SEC, and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company’s Common Stock.

Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)		Exercise Price ($/Share) (3)	Fair Market Value ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
							5% (4)	10% (4)
Alfred S. Chuang	500,000 100,000	4.2983 0.8597	% %	11.92 10.95	11.92 10.95	3/19/13 3/28/13	$3,748,212 688,640	$9,498,705 1,745,148

William T. Coleman III	—	—		—	—	—	—	—

Charles L. Ill III	100,000	0.8597%		12.81	12.81	8/25/13	805,614	2,041,584

William M. Klein	125,000 25,000 150,000	1.0746 .2149 1.2894	% % %	11.92 10.95 12.81	11.92 10.95 12.81	3/19/13 3/28/13 8/25/13	937,053 172,160 1,208,421	2,374,676 436,287 3,062,376

Olivier Helleboid	100,000 50,000 100,000	0.8597 0.4298 0.8597	% % %	11.92 10.95 12.81	11.92 10.95 12.81	3/19/13 3/28/13 8/25/13	749,642 344,320 805,614	1,899,741 872,574 2,041,584

Thomas M. Ashburn	100,000 50,000 100,000	0.8597 0.4298 0.8597	% % %	11.92 10.95 12.81	11.92 10.95 12.81	3/19/13 3/28/13 8/25/13	749,642 344,320 805,614	1,899,741 872,574 2,041,584

See footnotes on following page.

(1)	All options, vest over four years, at a rate of 25% after the end of the first year and 1/48th each month thereafter. All options granted have a 10-year term.

(2)	For the fiscal year ended January 31, 2004, the Company granted options to employees to purchase an aggregate of 11,632,502 shares (excludes options granted to non-employee directors)

(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock at the date the options were granted.

(4)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The potential realizable values are based on an assumption that the stock price of the Company’s Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ended January 31, 2004, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of January 31, 2004, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on January 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 31, 2004 (#)		Value of Unexercised In-the-Money Options at January 31, 2004 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred S. Chuang	500,000	$3,631,952	3,926,323	2,784,376	$24,134,362	$11,603,812
William T. Coleman III	579,849	4,989,613	1,738,974	670,837	630,314	509,731
Charles L. Ill III	100,000	1,280,000	150,000	850,000	84,000	420,000
William M. Klein	125,000	901,429	1,377,179	1,247,921	4,147,261	6,024,988
Olivier Helleboid	—	—	283,332	766,668	1,725,492	3,295,508
Thomas M. Ashburn	125,000	902,500	480,622	934,378	2,442,585	4,362,915

(1)	Based upon the market price of $12.59 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on January 30, 2004, less the option exercise price payable per share.

EQUITY COMPENSATION PLANS

The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans not approved by the Company’s stockholders. Information in the table is as of January 31, 2004.

Plan Category	A		B	C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (4)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	65,455,627	(1)	$14.73362	44,795,244	(2)
Equity compensation plans not approved by stockholders	6,120,345	(3)	$9.02568	1,160,720

Total/Weighted Average/Total	71,575,972		$14.24555	45,955,964

(1)	Represents shares of the Company’s Common Stock issued upon exercise of options outstanding under the 1995 Flexible Stock Incentive Plan and 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Stock Incentive Plan shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company, or (iii) a lesser number determined by the administrator of the 1997 Stock Incentive Plan. The 1995 Flexible Stock Incentive Plan and the 1997 Stock Incentive Plan were approved by the stockholders of the Company prior to its initial public offering in 1997.

(2)	Includes shares of the Company’s Common Stock authorized for future issuance under the 1997 Employee Stock Purchase Plan. The 1997 Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Employee Stock Purchase Plan shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, or (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company reduced by the number of shares of Common Stock added to the Company’s 1997 Stock Incentive Plan during the same year. The 1997 Employee Stock Purchase Plan was approved by the stockholders of the Company prior to its initial public offering in 1997.

(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 2000 Non-Qualified Stock Incentive Plan.

(4)	As of January 31, 2004, options and rights to purchase an aggregate of 726,521 shares of the Company’s Common Stock at a weighted average exercise price of $10.19335 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with acquisition transactions: CrossGain Corporation Amended and Restated 2000 Stock Plan, Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, WebLogic, Inc. 1996 Stock Plan and Westside.com, Inc. 1999 Amended and Restated Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under these equity compensation plans are not reflected in the table above.

The following is a description of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2000 Non-Qualified Stock Incentive Plan

The Board of Directors adopted the 2000 Non-Qualified Stock Incentive Plan (the “2000 Plan”) on December 1, 1999. The 2000 Plan is administered by the Compensation Committee. Pursuant to the 2000 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock and performance units, in its discretion, only to employees and consultants of the Company. No stock options, stock appreciation rights, restricted shares or performance units from the 2000 Plan may be granted to directors or executive officers of the Company. The 2000 Plan does not provide for the grant of incentive stock options.

An aggregate of 8,000,000 shares of the Company’s Common Stock have been reserved for the grant of stock options, stock appreciation rights, restricted stock and performance units under the 2000 Plan. Shares underlying awards that are forfeited or canceled are not counted as having been issued under the 2000 Plan. Non-qualified stock options shall be issued under the 2000 Plan with an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant. In the case of awards other than non-qualified stock options, the exercise price shall be determined by the administrator of the 2000 Plan. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant. The 2000 Plan shall continue in effect until terminated by the Board of Directors.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2004, which include the consolidated balance sheets of the Company as of January 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended January 31, 2004, and the notes thereto.

Review and Discussion with Management

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review and Discussion with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2005.

MEMBERS OF THE AUDIT COMMITTEE

Dean O. Morton, Chair

Stewart K.P. Gross

L. Dale Crandall

Robert L. Joss (1)

(1)	Mr. Joss resigned from the Board of Directors and the Audit Committee of the Company in April 2004.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee of the Board was formed in March 1997 and consists of Carol A. Bartz, William H. Janeway and George Reyes. Decisions concerning the compensation of the Company’s executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).

Executive Officer Compensation Programs

The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Base Salaries.    Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s general financial performance. The weight given each such factor by the Compensation Committee may vary from individual to individual.

Incentive Bonuses.    The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by the Compensation Committee and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance.

Stock Option Grants.    Stock options may be granted to executive officers and other employees under the Company’s stock plans. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, the Board has authority to grant options with differing vesting periods. The principal factors considered in granting stock options to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Senior Executive Bonus Plan.    During the year ended January 31, 2004, the Company maintained the senior executive bonus program in accordance with the 2004 Senior Executive Bonus Plan approved at the 2003 annual meeting of stockholders. The Compensation Committee approved specific performance targets for the fiscal year ended January 31, 2004. Bonuses are paid under the bonus plan only if performance goals that the Company sets at the beginning of each fiscal year are achieved. Accordingly, the actual bonuses paid (if any) will vary depending upon actual performance. The Compensation Committee can choose a range of performance measures as specified in the plan document that was approved by the Company’s stockholders. For the fiscal year ended January 31, 2004, the Compensation Committee compared the Company’s actual performance to targeted performance for the year and applied the bonus formula to this actual performance. This calculation resulted in $937,000 in bonuses being paid under the senior executive bonus program for the fiscal year ended January 31, 2004.

Other Compensation Plans.    The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) Plan and an Executive Deferred Compensation Plan.

Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code, limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

The Company’s 1995 and 1997 Stock Incentive Plans and the 2004 Senior Executive Bonus Plan permit the Company to pay compensation that is “performance-based” and thus is fully deductible under Section 162(m) by the Company. The Company intends to continue seeking a tax deduction for all of the Company’s executive compensation, to the extent the Company determines it is in its best interests. However, it is possible in the future that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Chuang’s base salary earned for the fiscal year ended January 31, 2004 was $650,000. Mr. Chuang’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Chuang’s base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Mr. Chuang was granted options to purchase up to 600,000 shares of the Company’s Common Stock and a bonus of $177,175 for the fiscal year ended January 31, 2004.

MEMBERS OF THE COMPENSATION COMMITTEE

Carol A. Bartz, Chair

William H. Janeway

George Reyes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended January 31, 2004 between the Company and certain affiliated parties.

On September 1, 1999, the Company extended a $5.0 million unsecured line of credit to Mr. Coleman, a former officer, pursuant to his employment agreement. On August 23, 2001, Mr. Coleman borrowed $5.0 million under the line of credit. The loan bore interest at 7% per annum, compounding semiannually and was due within 90 days upon the earlier of (i) termination of employment or (ii) the Company’s stock price achieving a specified average fair market value. The largest amount outstanding on the loan, including accrued interest, during fiscal 2004 was $5,759,928. In September 2003, Mr. Coleman repaid the $5.0 million plus accrued interest of $759,928 on the loan. No borrowings were outstanding on the unsecured line of credit as of March 31, 2004.

In November 2001, the Company issued a secured and full recourse line of credit of $25.0 million to Mr. Coleman (the “Secured Line of Credit”). The Secured Line of Credit is secured by real property and bears interest at 6 percent per annum. Borrowings under the Secured Line of Credit are due upon 90 days written demand. During the quarter ended July 31, 2002, the Company loaned $19.2 million to Mr. Coleman under the Secured Line of Credit. The terms of the Secured Line of Credit stipulate that once borrowed funds have been repaid, they cannot be re-borrowed. During the quarter ended October 31, 2002, Mr. Coleman repaid in full the $19.2 million secured loan to the Company, including interest. No borrowings were outstanding under this Secured Line of Credit at January 31, 2004 or at March 31, 2004.

In September 1999, the Company issued an unsecured line of credit to Alfred S. Chuang, our Chief Executive Officer, in the amount of $5.0 million. No borrowings have been made and none were outstanding under this line of credit at January 31, 2004 or at March 31, 2004.

The Company occasionally sells software products or services to companies that have board members or executive officers who are also on the Company’s Board of Directors. The total revenues recognized by the Company from such customers in the years ended January 31, 2004, January 31, 2003, and January 31, 2002 were $11.2 million, $5.6 million and $4.7 million, respectively.

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock from January 31, 1999 through the end of the Company’s fiscal year ended January 31, 2004, with the percentage change in the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Services Index. The comparison assumes an investment of $100 on January 31, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG BEA SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

CODE OF ETHICS

The Board of Directors has adopted a Financial Officer Code of Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the NASDAQ Stock Market, Inc. The Company will disclose any amendments to, or waivers from, any provision of its Financial Officer Code of Ethics on a Form 8-K to be filed with the SEC. A copy of the Company’s Financial Officer Code of Ethics was filed with the SEC as an exhibit to the Company’s January 31, 2004 annual report on Form 10-K.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the 2005 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between February 11, 2005 and March 13, 2005. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2005 annual meeting of stockholders must be received by the Company not later than January 7, 2005 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended January 31, 2004, all Reporting Persons complied with all applicable filing requirements, except for Form 4’s reporting stock option grants for Messrs. Morton, Janeway and Reyes, an amended Form 4 reporting the purchase of employee stock purchase plan shares for Mr. Coleman and a Form 5 reporting the purchase of employee stock purchase plan shares for Mr. Ill, all of which were inadvertently filed late.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by telephone, Internet, or by returning the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BEA SYSTEMS, INC., 2315 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95131, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Alfred S. Chuang

Chairman of the Board, President

and Chief Executive Officer

May 7, 2004

San Jose, California

APPENDIX A

CHARTER OF THE

NOMINATING AND GOVERNANCE COMMITTEE

OF

BEA SYSTEMS, INC.

PURPOSE:

The purpose of the Nominating and Governance Committee of the Board of Directors (the “Board”) of BEA Systems, Inc., Inc. (the “Company”) is to help ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Governance Committee shall: (1) assist the Board by identifying prospective director nominees and recommend to the Board the director nominees for the next annual meeting of stockholders; (2) oversee the Company’s Corporate Governance Guidelines; (3) oversee the evaluation of the Board and the Chief Executive Officer; and (4) recommend to the Board director nominees for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

•	The Nominating and Governance Committee shall be comprised of all of the Independent Directors one of whom will be designated by the Board to be the Presiding Independent Director.

•	The members of the Nominating and Governance Committee shall meet the

•	independence requirements established by the applicable Nasdaq rules; and

•	non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

•	The members of the Nominating and Governance Committee and the Presiding Independent Director shall be appointed and replaced by the Board and will serve at the discretion of the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

•	Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval.

•	Periodically review and recommend desired Board qualifications, expertise and characteristics and conduct searches for potential board members with corresponding attributes. Evaluate and propose nominees for election to the Board. In performing these tasks the Nominating and Governance Committee shall have the authority to retain and terminate appropriate search firms to be used to identify director candidates.

•	Oversee the Board performance evaluation process.

•	Form and delegate authority to subcommittees when appropriate.

•	Evaluate and make recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the Board slate for election. Consider stockholder nominees for election to the Board.

•	Evaluate the status and performance of the Board recommend changes, including termination of membership, of individual directors in accordance with the Board’s governance principles, for cause or for other appropriate reasons.

A-1

•	Evaluate and make recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the Board slate for election. Consider stockholder nominees for election to the Board.

•	Evaluate the status and performance of the Board recommend changes, including termination of membership, of individual directors in accordance with the Board’s governance principles, for cause or for other appropriate reasons.

•	Periodically review CEO succession and, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to executive management positions. In addition, the Committee shall periodically review the performance of management.

•	Coordinate and approve Board and committee meeting schedules.

•	Make regular reports to the Board.

•	Review and reassess this Charter periodically and make recommendations to the Board for any proposes changes.

•	Periodically review and evaluate its own performance.

In performing its responsibilities, the Nominating and Governance Committee shall have the authority to obtain advice, reports or opinions from internal or appropriate external counsel and expert advisors.

A-2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BEA SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 11,2004

The undersigned hereby appointsAlfred S. Chuang and Robert F. Donohue, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of BEA Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00a.m., Pacific Daylight Time on Friday, June 11, 2004, at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED,WILL BE VOTEDAS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONSARE MADE,THIS PROXYWILLBEVOTED FORTHE ELECTION OFTHE NOMINEES LISTED ONTHE REVERSE SIDE FORTHE BOARD OF DIRECTORSAND FOR PROPOSAL2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUEDAND TO BE SIGNED ON REVERSE SIDE

BEA SYSTEMS, INC.

C/O INVESTOR RELATIONS

2315 N. FIRST STREET

SAN JOSE, CA 95131

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 115 9 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1159 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to BEA Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEASYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDSAVOTE FOR THE ELECTION OFTHE NOMINEES LISTED BELOWAND FOR PROPOSAL 2

Vote On Directors For Withhold ForAll

1. Election of two Class I Directors (or if any nominee is not available for All All Except election, such substitute as the Board of Directors or the proxy holders may designate).

01) Dean 0.Morton and 02) George Reyes

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals

2. Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending January 31, 2005.

3. In their discretion, the Proxies, identified on the front of this card, are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please indicate if you plan to attend this meeting

PLEASE MARK, SIGN, DATEAND RETURNTHIS PROXY CARD PROMPTLY USING THE ENCLOSEDREPLY ENVELOPE.

Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date